Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sportsman’s Warehouse Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-206632, 333-195338, and 333-233569) on Form S-8 and (No. 333-224421) on Form S-3 of Sportsman’s Warehouse Holdings, Inc. of our report dated April 9, 2020, with respect to the consolidated balance sheet of Sportsman’s Warehouse Holdings, Inc. and subsidiaries as of February 1, 2020, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years in the two-year period ended February 1, 2020, and the related notes, which report appears in the January 30, 2021 annual report on Form 10-K of Sportsman’s Warehouse Holdings, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of February 3, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update No. 2016-02 – Leases (Topic 842), and related amendments.

/s/ KPMG LLP

Salt Lake City, Utah
April 2, 2021